UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 1, 2007
Wilsons The Leather Experts Inc.
(Exact name of registrant as specified in its charter)

Minnesota	0-21543	41-1839933
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7401 Boone Ave. N. Brooklyn Park, Minnesota		55428
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(763) 391-4000
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
Index to Exhibits
Securities Purchase Agreement
Press Release

Item 1.01. Entry into a Material Definitive Agreement.
     On June 1, 2007, Wilsons The Leather Experts Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the Purchasers listed on Schedule 1 thereto (the “Purchasers”), providing for the sale, in a private placement, of shares of Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”) and warrants to purchase 15 million shares of Common Stock of the Company (the “Warrants”), resulting in gross proceeds to the Company of $45.0 million. The transaction was approved by a special committee of disinterested directors of the Company’s board of directors. The terms of the Purchase Agreement and Warrants, as well as the related Registration Rights Agreement, Support Agreement and Certificate of Designations, are described below. The descriptions are qualified in their entirety by reference to the attached copies of such documents, which are incorporated herein by reference.
     The Company issued a press release announcing the execution of the Purchase Agreement, a copy of which is filed as Exhibit 99.1 hereto and is incorporated herein by reference.
Securities Purchase Agreement
     The Purchase Agreement provides for the sale to the Purchasers of shares of Series A Convertible Preferred Stock and Warrants for a total purchase price of $45.0 million, of which $35.0 million is being invested by an investment fund managed by Goldner Hawn Johnson & Morrison Incorporated (“Goldner Hawn”) and $5.0 million will be invested by funds managed by each of Peninsula Investment Partners (“Peninsula”) and Quaker Capital Management Corporation (“Quaker”). Peninsula and Quaker currently hold approximately 39.53% and 17.10%, respectively, of the Company’s currently issued and outstanding shares of Common Stock. Peninsula currently has a representative serving as a director on the Company’s board of directors.
     The obligations of the Purchasers to purchase the shares of Series A Convertible Preferred Stock under the Purchase Agreement are contingent upon, among other conditions:
•	there shall have been no material adverse effect, as described in the Purchase Agreement, since the date of signing the Purchase Agreement;

•	Goldner Hawn shall be satisfied, in its reasonable discretion, based on meetings with four of the Company’s landlords, who control most of the Company’s mall store leases, that such landlords will make such modifications in the leases as are necessary to enable the Company to execute the future business strategy for the Company that Goldner Hawn has discussed with the Company; and

•	the Company and General Electric Capital Corporation (“GECC”) shall have entered into an amendment of the Company’s credit agreement with GECC, in a form reasonably satisfactory to Goldner Hawn, containing substantially the terms set forth in the term sheet previously provided by GECC, and GECC shall have consented to the transactions set forth in the Purchase Agreement.
     The Purchase Agreement provides for closing of the transactions contemplated by the Purchase Agreement upon the satisfaction or waiver of the conditions, provided that the Company may terminate the Purchase Agreement on June 15, 2007 if the conditions described above related to the landlord meetings and the amendment of the GECC credit agreement are not satisfied or waived by June 15, 2007, and either party may terminate the Purchase Agreement if the closing has not occurred by July 31, 2007.

     Pursuant to the terms of the Purchase Agreement, the Company also agreed to pay a transaction fee to Goldner Hawn equal to 1% of its purchase price and reimburse the Purchasers for their expenses in connection with the transaction, up to a maximum of $500,000.
Form of Registration Rights Agreement
     The Purchase Agreement provides that, upon closing, the Company and the Purchasers will enter into a Registration Rights Agreement in the form attached as Exhibit A to the Purchase Agreement filed herewith as Exhibit 10.1 (the “Registration Rights Agreement”). The Registration Rights Agreement provides the Purchasers with two separate rights to demand that the Company file a registration statement providing for the resale of the shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock and upon exercise of the Warrants. In addition, the Registration Rights Agreement provides unlimited piggyback registration rights on other registrations effected by the Company.
Support Agreement
     In connection with execution of the Purchase Agreement, Peninsula and Quaker, the Company’s two largest shareholders, who hold approximately 56.63% of the total issued and outstanding Common Stock of the Company, entered into a Support Agreement in the form attached as Exhibit B to the Purchase Agreement filed herewith as Exhibit 10.1 (the “Support Agreement”). Pursuant to the Support Agreement, Peninsula and Quaker agreed to vote all of their shares of Common Stock of the Company in favor of issuance of shares in excess of the Exchange Cap (as described below). In addition, Peninsula and Quaker agreed to vote all of their shares in favor of the two nominees for director proposed by Goldner Hawn. Peninsula and Quaker also agreed to vote all of their shares in favor of any transaction involving the sale or merger of the Company with a third party that is proposed or supported by Goldner Hawn. The Support Agreement also imposes a two year restriction on certain stock dispositions by Peninsula and Quaker and imposes certain proxy solicitation and shareholder proposal restrictions on Peninsula and Quaker.
Form of Warrants
     The Purchase Agreement provides that the Warrants to purchase an aggregate of 15 million shares of Common Stock of the Company will be subject to anti-dilution adjustments in the event of stock splits and similar events, and in the event of stock issuances below either the market price or the exercise price (other than certain customary exceptions). The exercise price of the Warrants is $2.00 per share, subject to anti-dilution adjustments as described above, and the Warrants are exercisable for 5 years from the date of issuance. The form of Warrant is attached as Exhibit C to the Purchase Agreement filed herewith as Exhibit 10.1
     In connection with the issuance of the shares of Series A Convertible Preferred Stock and Warrants, the number of shares of Common Stock and exercise price per share of Common Stock of the warrants issued by the Company in April and July of 2004 to Peninsula and Quaker

will be adjusted, pursuant to the anti-dilution provisions of those warrants. In connection with the execution of the Purchase Agreement, Peninsula and Quaker agreed that the Series A Convertible Preferred Stock and Warrants issued to them under the Purchase Agreement would not be included in the formula to determine the amount of the anti-dilution adjustment to the warrants issued in 2004. As a result, the exercise price of the warrants will be reduced from $3.00 to $2.10 and the aggregate number of shares of Common Stock issuable upon exercise of such warrants will increase by approximately 1.7 million shares to approximately 5.7 million shares.
Form of Certificate of Designations
     The Purchase Agreement provides that, prior to closing, the Company shall have adopted the Certificate of Designations for Series A Convertible Preferred Stock (the “Certificate of Designations”) in the form attached as Exhibit D to the Purchase Agreement filed herewith as Exhibit 10.1. The Certificate of Designations provides the following rights and preferences of the Series A Convertible Preferred Stock:
•	Dividends — The Series A Convertible Preferred Stock is entitled to payment in kind cumulative dividends of 8% each year, issuable semi-annually, payable in shares of Series A Convertible Preferred Stock.

•	Liquidation — In the event of a liquidation, the holders of Series A Convertible Preferred Stock will be entitled to receive an amount equal to their purchase price per share of Series A Convertible Preferred Stock plus any accrued but unpaid dividends.

•	Conversion — The shares of Series A Convertible Preferred Stock are initially convertible into shares of Common Stock at a conversion price of $1.50 per share, subject to anti-dilution adjustments. Accordingly, the shares of Series A Convertible Preferred Stock will initially be convertible into 30 million shares of Common Stock of the Company. The conversion price is subject to adjustment for anti-dilution adjustments in the event of stock splits and similar events, and in the event of stock issuances below either the market price or the conversion price.

•	Mandatory Redemption — The Company is required to redeem shares of Series A Convertible Preferred Stock at their liquidation value upon certain defaults and bankruptcy events.

•	Optional Redemption — Beginning June 1, 2010, the Company may redeem the shares of Series A Convertible Preferred Stock at their liquidation value if the closing price of the Company’s Common Stock equals or exceeds $3.75 each trading day for 30 days.

•	Voting Rights — The Series A Convertible Preferred Stock generally votes with shares of Common Stock on an as-converted basis.

•	Board Seats — So long as 20% of the shares of Series A Convertible Preferred Stock remain outstanding, the holders of Series A Convertible Preferred Stock may elect two directors to the Company’s board of directors.

•	Right of First Offer — Subject to certain exceptions, holders of Series A Convertible Preferred Stock are entitled to a right of first offer to purchase any shares of stock or rights to acquire stock of the Company before the shares or rights can be offered or sold to third parties.

•	Covenants — So long as at least 20% of the shares of Series A Convertible Preferred Stock remains outstanding (and, with respect to certain covenants, continues to be held by the Purchasers), the Company is subject to certain affirmative and negative covenants unless otherwise consented to by either the holders of a majority of the outstanding shares of Series A Convertible Preferred Stock or the directors designated by the holders of the Series A Convertible Preferred Stock. These include, among others, covenants relating to rights of the Series A Convertible Preferred Stock relating to the appointment and termination of the Company’s Chief Executive Officer, merger transactions in the first three years after issuance of the Series A Convertible Preferred Stock that do not result in the holders of Series A Convertible Preferred Stock receiving consideration equal to at least 300% of their purchase price for the Series A Convertible Preferred Stock and Warrant Shares purchased by them, increasing the size of the board of directors above eleven, maintenance of indebtedness to EBITDA ratios, material acquisitions, payments of cash dividends and other redemptions of Common Stock, and approval of the Company’s annual budget. Other affirmative covenants apply so long as any Series A Convertible Preferred Stock remains outstanding.
Exchange Cap
     Because the number of shares of Common Stock potentially issuable upon conversion of the Series A Convertible Preferred Stock and exercise of the Warrants could exceed 20% of the Company’s currently outstanding shares of Common Stock, in order to comply with the Nasdaq Marketplace Rules, the Certificate of Designations and Warrants include an “exchange cap” on the number of shares of Common Stock that may be issued upon conversion of the Preferred Stock and exercise of the Warrants to an aggregate of 19.9% of the number of shares of Common Stock currently outstanding without shareholder approval (the “Exchange Cap”). Until the shareholders approve the issuance of the shares in excess of the Exchange Cap, the voting rights of shares of Series A Convertible Preferred Stock and any Common Stock issuable upon conversion of the Series A Convertible Preferred Stock or issuable upon exercise of the Warrants, is similarly limited. Under the Nasdaq Marketplace Rules, the Company is required to obtain shareholder approval prior to issuing any shares of Common Stock in excess of the Exchange Cap; however, pursuant to the Purchase Agreement, this approval is not required as a condition to closing or receipt of the full amount of the purchase price. Accordingly, the shareholders will vote only on whether the shares will be convertible and exercisable into shares exceeding the Exchange Cap, and whether the related limit on voting rights will be removed. As described above, holders of a majority of the shares of the Company’s outstanding Common Stock have signed a Support Agreement agreeing to vote for issuance of shares of Common Stock in excess of the Exchange Cap. The Company is required to call a special meeting of shareholders of the Company for purposes of voting on such issuance promptly following the closing of the transactions contemplated by the Purchase Agreement.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

10.1	Securities Purchase Agreement dated as of June 1, 2007 among Wilsons The Leather Experts Inc. and the Purchasers set forth on Schedule 1 thereto, including the Exhibits thereto.

99.1	Press Release of the Company dated June 4, 2007 announcing execution of the Securities Purchase Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILSONS THE LEATHER EXPERTS INC.
Date: June 5, 2007	By	/s/ Stacy A. Kruse
Stacy A. Kruse
Chief Financial Officer and Treasurer

Index to Exhibits

Exhibit
No.	Description	Method of Filing
10.1	Securities Purchase Agreement dated as of June 1, 2007 among Wilsons The Leather Experts Inc. and the Purchasers set forth on Schedule 1 thereto.	Electronic Transmission

99.1	Press Release of the Company dated June 4, 2007 announcing execution of the Securities Purchase Agreement.	Electronic Transmission